EXHIBIT 3.2

                              ARTICLES OF AMENDMENT
                                     TO THE
                            ARTICLES OF INCORPORATION

     Pursuant  to  the   provisions  of  Article  4.04  of  the  Texas  Business
Corporation Act, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

                                  ARTICLE ONE:

                                      NAME
                                      ----

          The name of the corporation is HARVEST RESTAURANT GROUP, INC.

                                  ARTICLE TWO:

                                   AMENDMENTS
                                   ----------

     The following amendments to the Articles of Incorporation were adopted by the Shareholders of the Corporation on March 12, 1999, in order to change the name of the Corporation and increase the number of authorized shares of common stock of the Corporation.

     2.1 Article One of the Articles of Incorporation of the Corporation is hereby amended to read in its entirety as follows:


                                  ARTICLE ONE:

                                      NAME
                                      ----

     The name of the corporation is TANNER'S RESTAURANT GROUP, INC. (the "Corporation").

     2.2 Article Four, Section 1, of the Articles of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

                                  ARTICLE FOUR:

                  CAPITALIZATION, PREEMPTIVE RIGHTS AND VOTING
                  --------------------------------------------

     Section 1. Authorized Shares. The Corporation shall have authority to issue two classes of shares to be designated respectively, "Common Stock" and "Preferred Stock". The total number of shares that the Corporation is authorized to issue is Two Hundred Five Million (205,000,000) shares, of which Two Hundred Million (200,000,000) shall be Common Stock and Five Million (5,000,000) shall be Preferred Stock. Each share of Common Stock shall have a par value of ONE
CENT ($.01), and each share of Preferred Stock shall have a par value of ONE DOLLAR ($1.00).

     The Preferred Stock authorized by these Articles of Incorporation may be issued from time to time in one or more series, each of which shall have designation(s) or title(s) as may be fixed by the Board of Directors prior to the issuance of any shares thereof. The Board of Directors is hereby authorized to fix or alter the redemption, including sinking fund provisions, the redemption price or prices, voting rights and liquidation preferences of any wholly unissued series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or any of them. The rights, powers, preferences, limitations and restrictions, if any, accompanying such shares of Preferred Stock shall be set forth by resolution of the Board of Directors providing for the issue thereof prior to the issuance of any shares thereof, in accordance with the applicable provisions of the Act. Each share of any series of Preferred Stock shall be identical with all other shares of such series, except as to the date from which dividends, if any, shall accrue.

                                 ARTICLE THREE:

                               OUTSTANDING SHARES
                               ------------------

     The number of shares of common stock of the Corporation outstanding on the date of record for determining the shareholders entitled to vote upon the adoption of the foregoing amendments to the Articles of Incorporation of the Corporation was 8,241,609; and the number of shares of common stock entitled to vote thereon was 8,241,609. The number of shares of preferred stock of the Corporation outstanding on the date of record for determining the shareholders of record entitled to vote upon the adoption of the foregoing amendments to the Articles of Incorporation of the Corporation was 1,247,552; and the number of shares of preferred stock entitled to vote thereon was 0.


                                  ARTICLE FOUR:

                               ADOPTING AMENDMENTS
                               -------------------

     4.1 The total number of shares of common stock voted for the amendment of Article One of the Articles of Incorporation as set forth above was 7,352,794, and the number of shares of common stock voted against such amendment was 31,480. The owners of 857,335 shares of common stock did not vote. The owners of the preferred stock were not entitled to vote on said amendment of Article One of the Articles of Incorporation.

     4.2 The number of shares of common stock voted for the amendment of Article Four of the Articles of Incorporation as set forth above was 7,228,549 and the number of shares of common stock voted against such amendment was 151,674. The owners of 861,386 shares of common stock did not vote. The owners of the preferred stock were not entitled to vote on said amendment of Article Four of the Articles of Incorporation.

     Executed this 12th day of March, 1999.


                                       HARVEST RESTAURANT GROUP, INC.



                                       By: /s/ Clyde E. Culp, III
                                          --------------------------------------
                                          Clyde E. Culp, III
                                          Chairman and Chief Executive Officer